Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

SeaStar Medical Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 - NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	472,456(2)	$1.195(3)	$564,585(3)	0.0001531	$87
Total Offering Amounts					$564,585		$87
Total Fee Offsets							$0
Net Fee Due							$87

(1)
This registration statement on Form S-8 covers: (i) an aggregate of 260,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of SeaStar Medical Holding Corporation (the “Registrant”), reserved for issuance pursuant to an amendment to the SeaStar Medical Holding Corporation 2022 Omnibus Incentive Plan (as amended, the “Incentive Plan”), which was approved by shareholders on June 4, 2024, (ii) an aggregate of 212,456 Shares reserved for issuance pursuant to the evergreen provision of the Incentive Plan, under which the share reserve is automatically increased annually in accordance with the terms of the Incentive Plan and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Incentive Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)
Represents unissued shares of Common Stock that may be issuable in the future pursuant to the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 9, 2025, rounded up to the nearest cent.

DOCPROPERTY "CUS_DocIDChunk0" 4918-2175-6174\4